EXHIBIT 99.1

For Immediate Release
NASDAQ Stock Market:	MCBC

Macatawa Bank Corporation Announces its Annual Shareholders
Meeting will Occur by Virtual Meeting Format Only

Shareholders will not be Able to Attend the Annual Meeting In-Person

HOLLAND, Mich. (April 16, 2020) – Due to the emerging public health impact of the coronavirus outbreak (COVID 19) and to support the health and well-being of shareholders, the Board of Directors of Macatawa Bank Corporation (Nasdaq: MCBC) (the "Company" ) has determined to hold the previously announced Annual Meeting of Shareholders (Annual Meeting) in a virtual meeting format only. Shareholders will not be able to attend the Annual Meeting in-person and are advised to plan accordingly. The Annual Meeting will be held on Tuesday, May 5, 2020 at 9:00 a.m. ET by webcast only and can be accessed on the Internet at www.virtualshareholdermeeting.com/MCBC2020 or through the “Investor Relations” section of the Company’s website: www.macatawabank.com.

As described in the proxy materials for the Annual Meeting, shareholders are entitled to vote in the Annual Meeting if they were a shareholder of record as of the close of business on the record date, March 9, 2020, or otherwise hold a valid proxy entitling them to vote at the Annual Meeting. To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/MCBC2020, shareholders must enter the control number found on their proxy card, voting instruction form or notice previously received. Shareholders may vote in the virtual meeting by following the instructions available on the meeting website during the meeting. Whether or not shareholders plan to attend the Annual Meeting, the Company urges that they vote and submit their proxy in advance of the meeting by one of the methods described in the proxy materials for the Annual Meeting.

About Macatawa Bank Corporation

Macatawa Bank Corporation is the bank holding company for its wholly-owned subsidiary bank, Macatawa Bank. Headquartered in Holland, Mich., Macatawa Bank offers a full range of banking, retail and commercial lending, wealth management and ecommerce services to individuals, businesses and governmental entities from a network of 26 full-service branches located throughout communities in Kent, Ottawa and northern Allegan counties. The bank is recognized for its local management team and decision making, along with providing customers excellent service, a rewarding experience and superior financial products. Macatawa Bank has been recognized for the past nine consecutive years as one of “West Michigan’s 101 Best and Brightest Companies to Work For”. For more information, visit www.macatawabank.com.

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Contact:

Jon Swets, CFO

616-494-7645

jswets@macatawabank.com